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Exhibit 23.1

[MCGLADREY & PULLEN LETTERHEAD]

Independent Auditor's Consent

        We consent to the use in this Registration Statement dated on or about February 10, 2004 of The Bank Holdings on Form SB-2 (No. 333-111268) of our report on Nevada Security Bank dated April 17, 2003 relating to Nevada Security Bank's financial statements as of and for the periods ending December 31, 2002 and 2001, appearing in the Prospectus, which is part of this Registration Statement.

        We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.

                      /s/  MCGLADREY & PULLEN, LLP

Las Vegas, Nevada
February 9, 2004

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